Exhibit 99.1

Identity and Access Management Provider BIO-key Reports Q2 Revenue of $1.9M;

Hosts Investor Call Tomorrow, August 15th at 10am ET

WALL, NJ – August 14, 2023 - BIO-key® International, Inc. (Nasdaq: BKYI), an innovative provider of workforce and customer Identity and Access Management (IAM) and Identity-Bound Biometric (IBB) solutions, today reported results for its second quarter ended June 30, 2023 (Q2’23). BIO-key will host an investor call tomorrow at 10:00 a.m. ET (details below) to review its results and outlook.

Highlights:

●

Q2’23 revenues of $1.9M approximated Q2’22 revenue of $1.9M, despite delays in the closing of certain larger customer opportunities, including a $0.3M defense ministry order signed in early Q3’23. Revenue rose 29% in the first six months of FY’23 over the prior-year period, due to a record start in Q1’23.

●	Continued PortalGuard IDaaS Traction Supporting Healthcare Migrations to Epic Hyperdrive, including Dayton Children’s Hospital, University of Iowa Hospitals and clinics, and Paulding, Ohio Hospital.
●	Growing customer footprint across geographies and markets, including in Florida, Ohio, and Maine, particularly in higher education and other migrations to our cloud solution PortalGuard® IDaaS.
●	Expanding global distribution partner network, including Savvy Info Tech, the AWS Partner Network, and Pixel Infinito, in large, growing markets in Europe, the Middle East and Africa (EMEA).
●	BIO-key remains positioned to deliver significant top-line growth and bottom-line improvements for the full fiscal 2023 year.

CEO Commentary

BIO-key CEO Michael DePasquale commented, “While Q2’23 revenues were roughly flat compared to Q2’22, related principally to the timing of larger opportunities, our first half performance demonstrates growing demand for our unique set of IAM solutions, supported by our industry leadership in Identity-Bound Biometrics. Our first six months’ revenues rose 29% and we were able to trim our net loss from a year ago.

“Importantly, we have developed a robust pipeline of highly qualified, large revenue opportunities and a growing base of annual recurring revenue in key verticals, including government and higher education, which we expect will generate positive results in the coming quarters and years. Our internal sales and marketing efforts have generated several significant IAM deployment prospects that we are working to advance to the contract stage. However, the size and scope of these projects makes it more difficult to predict the timing of the customer decision making process. Complementing these efforts is our expanding network of global distribution partners which positions BIO-key to pursue a much broader base of opportunities both in the US and abroad.

“We also continue to expand the adoption of PortalGuard IDaaS to support healthcare customers as they migrate to Epic’s browser-based Hyperdrive solution. Longstanding customers, Dayton’s Children’s Hospital and the University of Iowa Hospitals and clinics, added BIO-key’s PortalGuard IDaaS® platform to leverage their existing BIO-key biometric authentication investment as they transitioned from Epic Systems’ legacy Hyperspace application to the new browser-based Hyperdrive interface. Our biometric authentications technology provides an ideal security and authentication solution for the healthcare industry which must comply with stringent HIPAA requirements to protect patient data accessed via shared workstations and mobile devices. We believe these successful deployments provide excellent case studies for other providers required to migrate to Epic Hyperdrive over the next few months.

Outlook

“Based on customer dialogues, we understand that most organizations recognize the need to deploy more secure, efficient, and passwordless identity and access management solutions to support hybrid user environments. We have positioned BIO-key to meet this growing need with convenient, scalable and cost-effective IAM solutions, including a broad range of multi-factor and identity-bound biometric capabilities. We are excited by the progress we have made in building our base of customers and annual recurring revenue, and believe BIO-key has a strong foundation for growth and improving bottom-line performance.

“Reflecting progress to date, a growing pipeline of customer opportunities, and our expanding global partner network, we remain confident that BIO-key is positioned to deliver significant top-line growth and bottom-line improvements in FY 2023.”

Financial Results

Please note that the review of our Q2 FY2023 financial statements has not been completed as of the date of this press release and the financial statements and financial information provided below have not been finalized and are subject to change.

Q2’23 revenues of $1.9M were nearly level with Q2’22, reflecting growth in higher-margin service and software license revenue, offsetting lower hardware revenue. Q2’23 service revenue was driven by custom service installations for new and existing customer deployments and upgrades. License revenue increased due to the addition of Swivel Secure customers in the EMEA region and PortalGuard customers, primarily in the U.S. higher education market. For the first six months of 2023, total revenues rose 29% to $5.9M compared to $3.0M, also reflecting growth in service and license revenue and a decline in hardware revenue.

Gross profit grew 8% to $1.3M in Q2’23 from $1.2M in Q2’22, reflecting an increase in gross margin to 69% from 63% in Q2’22. Gross profit and gross margin benefitted from a year-over-year increase in higher margin services and software license revenue and a decrease in third-party software costs, due to the mix in product licenses issued.

Q2’23 operating expenses decreased over 10% to $2.5 million from $2.8 million in Q2’22, due primarily to lower research and development expenses, as well as lower selling, general and administrative expenses. The completion of BIO-key’s Mobile Auth application contributed to the decrease in research and development costs. The modest decrease in Q2’23 SG&A costs reflected lower marketing personnel costs, partially offset by increased professional services fees related to regulatory filing delays. BIO-key continues to undertake a number of expense reduction initiatives designed to reduce overhead expenses in future periods.

Reflecting higher gross profit and lower operating costs, BIO-key trimmed its Q2’23 net loss to $1.4M, as compared to $1.7M in Q2’22. Similarly, for the first six months of 2023 compared to 2022, the Company reduced its net loss to $1.7 million from $2.7 million.

At June 30, 2023, BIO-key had current assets of $8.5M, including $0.6M of cash and cash equivalents, $3.2M of accounts receivable, and $4.4M of inventory.

Conference Call Details

Date / Time:	Today, Tuesday August 15th at 10 a.m. ET
Call Dial In #:	1-877-418-5460 U.S. or 1-412-717-9594 International
Live Webcast / Replay:	Webcast & Replay Link – Available for 3 months.
Audio Replay:	1-877-344-7529 U.S. or 1-412-317-0088 Int’l; code 2616534

About BIO-key International, Inc. (www.BIO-key.com)

BIO-key is revolutionizing authentication and cybersecurity with biometric-centric, multi-factor identity and access management (IAM) software managing millions of users. Its cloud-based PortalGuard IAM solution provides cost-effective, easy to deploy, convenient and secure access to devices, information, applications, and high-value transactions. BIO-key's patented software and hardware solutions, with industry-leading Identity-Bound Biometric (IBB) capabilities, enable large-scale Identity-as-a-Service (IDaaS) solutions, as well as customized on premises solutions.

BIO-key Safe Harbor Statement

All statements contained in this press release other than statements of historical facts are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue; our ability to raise additional capital; our ability to continue as a going concern; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition in the biometric technology industry; market acceptance of biometric products generally and our products under development; our ability to execute and deliver on contracts in Africa; our ability to expand into Asia, Africa and other foreign markets; our ability to integrate the operations and personnel of Swivel Secure into our business; fluctuations in foreign currency exchange rates; delays in the development of products and statements of assumption underlying any of the foregoing as well as other factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022 and other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements whether as a result of new information, future events, or otherwise.

Engage with BIO-key

Facebook – Corporate:	https://www.facebook.com/BIOkeyInternational/
LinkedIn – Corporate:	https://www.linkedin.com/company/bio-key-international
Twitter – Corporate:	@BIOkeyIntl
Twitter – Investors:	@BIO_keyIR
StockTwits:	BIO_keyIR

Investor Contacts

William Jones, David Collins

Catalyst IR

BKYI@catalyst-ir.com

212-924-9800

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues
Services	$620,465	$435,106	$1,152,987	$830,910
License fees	1,235,771	1,162,148	3,714,327	2,622,331
Hardware	72,693	349,861	145,382	435,045
Total revenues	1,928,929	1,947,115	5,012,696	3,888,286
Costs and other expenses
Cost of services	360,156	180,677	514,957	391,590
Cost of license fees	198,147	358,136	819,028	431,366
Cost of hardware	47,808	185,140	92,400	238,438
Total costs and other expenses	606,111	723,953	1,426,385	1,061,394
Gross profit	1,322,818	1,223,162	3,586,311	2,826,892

Operating Expenses
Selling, general and administrative	1,943,164	2,006,573	3,874,896	3,804,571
Research, development and engineering	558,181	784,083	1,248,341	1,589,349
Total Operating Expenses	2,501,345	2,790,656	5,123,237	5,393,920
Operating loss	(1,178,527)	(1,567,494)	(1,536,926)	(2,567,028)
Other income (expense)
Interest income	23	77	27	208
Loss on foreign currency transactions	-	-	(15,000)	-
Investment-debt security reserve	-	(150,000)	-	(150,000)
Change in fair value of convertible note	(44,568)	-	97,423	-
Interest expense	(56,806)	(1,540)	(113,724)	(1,540)
Total other income (expense), net	(101,351)	(151,463)	(31,274)	(151,332)

Loss before provision for income tax	$(1,279,878)	$(1,718,957)	$(1,568,200)	$(2,718,360)

Provision for income tax	(143,000)	-	(143,000)	-

Net loss	$(1,422,878)	$(1,718,957)	$(1,711,200)	$(2,718,360)

Comprehensive loss:
Net loss	$(1,422,878)	$(1,718,957)	$(1,711,200)	$(2,718,360)
Other comprehensive loss – Foreign currency translation adjustment	19,884	(165,883)	92,030	(110,081)
Comprehensive loss	$(1,402,994)	$(1,884,840)	$(1,619,170)	$(2,828,441)
Basic and Diluted Loss per Common Share	$(0.16)	$(0.21)	$(0.19)	$(0.34)

Weighted Average Common Shares Outstanding:
Basic and diluted	9,021,426	8,098,020	9,008,631	7,992,102

Please note that the review of our Q2 FY2023 financial statements has not been completed as of the date of this press release and the financial statements and financial information provided below have not been finalized and are subject to change.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Cash and cash equivalents	$565,513	$2,635,522
Accounts receivable, net	3,178,785	1,522,784
Due from factor	74,250	49,500
Inventory	4,384,098	4,434,369
Prepaid expenses and other	328,684	342,706
Total current assets	8,531,330	8,984,881
Equipment and leasehold improvements, net	81,053	107,413
Capitalized contract costs, net	277,448	283,069
Deposits and other assets	8,712	8,712
Operating lease right-of-use assets	84,610	197,355
Intangible assets, net	1,600,092	1,762,825
Total non-current assets	2,051,915	2,359,374
TOTAL ASSETS	$10,583,245	$11,344,255

LIABILITIES
Accounts payable	$1,855,988	$1,108,279
Accrued liabilities	900,924	1,009,123
Income taxes payable	156,000	-
Convertible note payable	2,498,780	2,596,203
Government loan – BBVA Bank, current portion	135,308	120,000
Deferred revenue, current	651,709	462,418
Operating lease liabilities, current portion	77,379	159,665
Total current liabilities	6,276,088	5,455,688
Deferred revenue, long term	37,280	52,134
Deferred tax liability	159,997	170,281
Government loan – BBVA Bank – net of current portion	255,219	326,767
Operating lease liabilities, net of current portion	9,570	37,829
Total non-current liabilities	462,066	587,011
TOTAL LIABILITIES	6,738,154	6,042,699

Commitments and Contingencies

STOCKHOLDERS’ EQUITY

Common stock — authorized, 170,000,000 shares; issued and outstanding; 9,262,853 and 9,190,504 of $.0001 par value at June 30, 2023 and December 31, 2022, respectively	926	919
Additional paid-in capital	122,191,310	122,028,612
Accumulated other comprehensive loss	(150,572)	(242,602)
Accumulated deficit	(118,196,573)	(116,485,373)
TOTAL STOCKHOLDERS’ EQUITY	3,845,091	5,301,556
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,583,245	$11,344,255

Please note that the review of our Q2 FY2023 financial statements has not been completed as of the date of this press release and the financial statements and financial information provided below have not been finalized and are subject to change.